Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of the capital stock of Apimeds Pharmaceuticals US, Inc. (the “Company”), does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Charter”), and our amended and restated bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K (the “Annual Report”), of which this exhibit is a part, and certain provisions of the Delaware General Corporation Law (“DGCL”). Unless the context requires otherwise, all references to the “Company,” “Apimeds,” “we,” “our,” and “us” in this Exhibit refer to Apimeds Pharmaceuticals US, Inc. Capitalized terms used but not defined herein have the meanings set forth in the Annual Report to which this description is an exhibit.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General

The following descriptions of our capital stock and certain provisions of our Charter and Bylaws are summaries. The full text of our Charter and our Bylaws are filed as exhibits to the registration statement, of which this prospectus is a part. We urge you to read our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of our capital stock.

Authorized Capitalization

Our Charter authorizes the issuance of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

Forward Stock Split

On January 6, 2022, we amended our Charter to effect a forward stock split of our outstanding shares of common stock by a ratio of 1-for-10,000.

Reverse Stock Split

On February 25, 2025, we amended our Charter to effect a 1-for-2.6 reverse stock split, pursuant to which each 2.6 shares of common stock held of record by the holder thereof were reclassified into one share of common stock. No fractional shares were issued.

As of the date of this prospectus, there were 7,903,850 shares of common stock issued and outstanding held of record by nine stockholders. No shares of preferred stock are issued and outstanding.

Upon completion of this offering, there will be 11,696,497 shares of common stock outstanding.

Common Stock

Voting Rights.    The holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Dividends.    The board of directors of our company may cause dividends to be paid to the holders of shares of common stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the common stock, whether payable in cash, in property or in shares of stock or other securities of our company, the holders of common stock shall be entitled to share ratably according to the number of shares of common stock held by them, in such dividends.

Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, the holders of shares of common stock shall be entitled to share ratably, according to the number of shares of common stock held by them, in all remaining assets of our company available for distribution to its shareholders.

Blank Check Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of the Charter and Bylaws

Stockholder Action; Special Meetings of Stockholders

The Bylaws provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Bylaws provide that only the chairperson of the Board, a majority of the board of directors or the Chief Executive Officer may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder at the time of giving the notice, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

No Cumulative Voting

Under the DGCL, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The Charter does not authorize cumulative voting.

Amendment of Charter or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of the board of directors or by the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE American, which would apply if and so long as the common stock remains listed on the NYSE American, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our company to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. We have entered into, or expect to enter into, agreements to indemnify our directors, executive officers and other employees as determined by our board of directors.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of the Company’s current or former directors, officers, or other of the Company or its stockholders; (iii) any action or proceeding asserting a claim against the Company or any of its current or former directors, officers, or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Charter or the Bylaws; (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of the Charter or the Bylaws; (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Company or any of its directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this offering. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, the Company would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Bylaws.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock upon the closing of this offering will be VStock Transfer, LLC. The transfer agent and registrar’s address are 18 Lafayette Place, Woodmere, NY 11598.

National Securities Exchange Listing

We have received approval to have our common stock listed on the NYSE American under the symbol “APUS.”

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